Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (Nos. 333-272732, 333-268308, and 333-255599) on Form S-8 and registration statements (Nos. 333-268307 and 333-264603) on Form S-3 of Endeavor Group Holdings, Inc. of our reports dated February 26, 2025, with respect to the consolidated financial statements of TKO Group Holdings, Inc., and the effectiveness of internal control over financial reporting, which reports appear in the Form 10-K of Endeavor Group Holdings, Inc. dated February 27, 2025.

/s/ KPMG LLP

New York, NY

February 26, 2025